Exhibit 99.2

Datalink Corporation (ticker: DTLK, exchange: Nasdaq) News Release – October 20, 2003

DATALINK CORPORATION PROMOTES CHARLIE WESTLING TO PRESIDENT AND CHIEF OPERATING OFFICER

MINNEAPOLIS – October 20, 2003 - Datalink Corporation (Nasdaq: DTLK), a leading independent information storage architect, today announced that Charlie Westling has been promoted to President and Chief Operating Officer. Previously, Westling was the company’s Vice President of Market Development; he has been with Datalink for two years.

Greg Meland, Datalink’s CEO, commented: “Charlie brings a unique combination of operational and leadership skills to his new role. We believe this new senior management structure will increase our Company’s ability to thrive and return higher levels of shareholder value both near- and long-term.”

Prior to Datalink, Westling held senior management positions with Agiliti, Inc., a technology services company, and John G. Kinnard and Company, and was a managing director at Dain Bosworth Incorporated.  He has more than 20 years of business experience.

“My top priorities are to expand our customer relationships and increase the productivity of our people so that we can return to profitability and accelerate the growth of our business.  I am very pleased to have the opportunity in this role to help make it happen,” said Westling.

Datalink Corporation is an information storage architect. The company analyzes, designs, implements, and supports information storage infrastructures that store, protect, and provide continuous access to information. Datalink’s specialized capabilities and solutions span storage area networks, network-attached storage, direct-attached storage, and IP-based storage, using industry-leading hardware, software, and technical services.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  This press release contains forward-looking statements, including our internal projections of anticipated fourth quarter 2003 operating results, which reflect our views regarding future events and financial performance.  These forward-looking statements are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from historical results or those anticipated.  The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which indicate future events and trends identify forward-looking statements.  Actual future results and trends may differ materially from historical results or those anticipated depending upon a variety of factors, including, but not limited to:  the level of continuing demand for storage, including the effects of current economic conditions; competition and pricing pressures and timing of our installations that may adversely affect our revenues and profits; fixed employment costs that may impact profitability if we suffer revenue shortfalls; revenue recognition policies that may unpredictably defer reporting of our revenues; our ability to hire and retain key technical and sales personnel; our dependence on key suppliers; our ability to adapt to rapid technological change; risks associated with possible future acquisitions; fluctuations in our quarterly operating results; future changes in applicable accounting rules; and volatility in our stock price.

# # #

Company contacts:

Investor Relations:	Analyst Contact:
Kim Payne	Dan Kinsella
Investor Relations Coordinator	Vice President Finance and Chief Financial Officer
Phone: 952-279-4794	Phone: 952-944-3462
Fax: 952-944-7869

e-mail: investor@datalink.com
web site: www.datalink.com